UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number 33-61894
                                                     --------------------------

                           Starship Cruise Line, Inc.
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             (Exact name of registrant as specified in its charter)

    315 Beach Boulevard, Biloxi, Mississippi 39530, telephone: (504) 524-1801
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)  [_]                     Rule 12h-3(b)(1)(i)   [_]
  Rule 12g-4(a)(1)(ii) [X]                     Rule 12h-3(b)(1)(ii)  [X]
  Rule 12g-4(a)(2)(i)  [_]                     Rule 12h-3(b)(2)(i)   [_]
  Rule 12g-4(a)(2)(ii) [_]                     Rule 12h-3(b)(2)(ii)  [_]
                                               Rule 15d-6            [_]

     Approximate number of holders of record as of the certification or notice date: 304 holders of record

     Pursuant to the requirements of the Securities Exchange Act of 1934, Starship Cruise Line Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:    December 14, 2000              By: /S/ JERRY W. JARRELL
                                           -----------------------------------
                                           Jerry W. Jarrell
                                           Chief Financial Officer